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                                                                     EXHIBIT 4.3

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                         CHART HOUSE ENTERPRISES, INC.

          Chart House Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

          DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of the Corporation duly adopted resolutions declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation:

                    RESOLVED, that it is hereby declared advisable and in the
               best interests of the Corporation that the Certificate of Incorporation of the Corporation be amended by changing Article Sixth thereof so that, as amended, said Article Sixth shall read in its entirety as follows:

                    SIXTH:

                         A. The number of directors shall initially be seven and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Each director shall be elected by the stockholders at each annual meeting.

                         B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships re-
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                    sulting from any increase in the authorized number of
                    directors or vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of directors shall shorten the term of any incumbent director.

          SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, Chart House Enterprises, Inc. has caused this Certificate to be signed by its duly authorized officer this 6/th/ day of May, 1998.

                         CHART HOUSE ENTERPRISES, INC.


                         By: /s/ RICHARD D. TIPTON
                             --------------------
                         Name:      Richard D. Tipton
                         Office:    Vice President  Legal Affairs
                                    and General Counsel

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